Exhibit 99.2

Table of Contents

Financial Statements:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Rainbow Technologies, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Rainbow Technologies, Inc. and its subsidiaries at December 31, 2003 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/c/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Orange County, California
March 12, 2004, except for Note 15,
   as to which the date is April 5, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Rainbow Technologies, Inc.

     We have audited the accompanying consolidated balance sheet of Rainbow Technologies, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rainbow Technologies, Inc. at December 31, 2002, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2002, in conformity with U.S. generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

/s/ Ernst & Young LLP

Orange County, California
February 20, 2003

RAINBOW TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$63,455	$50,922
Marketable available-for-sale and trading securities	311	301
Accounts receivable, net of allowance for doubtful accounts of $545 and $626 in 2003 and 2002, respectively	16,790	19,221
Inventories	12,031	9,308
Income tax receivable	651	5,572
Prepaid expenses and other current assets	4,744	1,765

Total current assets	97,982	87,089
Property, plant and equipment, at cost:
Equipment	23,167	21,981
Software	6,421	5,649
Buildings	9,215	7,769
Furniture	3,177	2,095
Leasehold improvements	2,888	2,108

	44,868	39,602
Accumulated depreciation and amortization	(30,675)	(24,313)

Net property, plant and equipment	14,193	15,289
Software development costs	873	811
Intangible assets	11,625	3,045
Goodwill	10,746	2,680
Other assets	518	1,080

Total Assets	$135,937	$109,994

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,979	$8,138
Accrued payroll and related expenses	7,702	6,602
Warranty reserve	1,684	1,844
Deferred income	1,622	135
Income taxes payable	4,648	1,442
Accrued expenses and other current liabilities	11,581	6,773

Total current liabilities	35,216	24,934
Other liabilities	3,528	2,680
Accrued litigation settlement	2,421	—
Commitments and contingencies (Note 7)
Stockholders’ equity:
Common stock, $.001 par value, 55,000,000 shares authorized, 26,913,898 and 26,268,936 shares issued and outstanding in 2003 and 2002, respectively	27	26
Additional paid-in capital	59,476	58,313
Accumulated other comprehensive income	5,232	348
Retained earnings	30,037	23,693

Total stockholders’ equity	94,772	82,380

Total Liabilities and Stockholders’ Equity	$135,937	$109,994

See accompanying notes.

RAINBOW TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data and per share amounts)

	Years Ended December 31,
	2003	2002	2001
Revenues:
eSecurity Products	$54,394	$48,818	$56,388
Secure Communications Products	87,709	77,234	66,509

Total revenues	142,103	126,052	122,897
Operating expenses:
Cost of eSecurity Products	16,742	33,422	38,021
Cost of Secure Communications Products	63,941	58,365	51,125
Selling, general and administrative	39,056	33,480	40,297
Research and development	8,779	8,923	10,209
Litigation settlement	3,632	—	—
Restructuring costs	199	—	5,830
Goodwill amortization	—	—	857
Asset impairment charges	—	—	1,491

Total operating expenses	132,349	134,190	147,830
Operating income (loss)	9,754	(8,138)	(24,933)
Loss on long-term investments and marketable securities	(1,286)	(98)	(3,546)
Change in value for common stock to be issued	(789)	—	—
Other income (expense), net	(10)	(478)	873

Income (loss) from continuing operations before income taxes	7,669	(8,714)	(27,606)
Benefit (provision) for income taxes	(1,064)	(14,313)	9,338

Income (loss) from continuing operations	6,605	(23,027)	(18,268)
Loss from discontinued operations, net of applicable taxes	(261)	(14,647)	(5,249)

Net income (loss)	$6,344	$(37,674)	$(23,517)

Basic income (loss) per share:
Continuing operations	$0.25	$(0.87)	$(0.70)
Discontinued operations	(0.01)	(0.56)	(0.20)

Net income (loss)	$0.24	$(1.43)	$(0.90)

Diluted income (loss) per share:
Continuing operations	$0.24	$(0.87)	$(0.70)
Discontinued operations	(0.01)	(0.56)	(0.20)

Net income (loss)	$0.23	$(1.43)	$(0.90)

Weighted average shares:
Basic	26,734	26,419	26,055

Diluted	27,724	26,419	26,055

See accompanying notes.

RAINBOW TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
Years Ended December 31, 2003, 2002 and 2001
(in thousands)

	Common Stock		Additional	Accumulated Other
			Paid-in	Comprehensive	Retained
	Shares	Amount	Capital	Income (Loss)	Earnings	Total
Balance, December 31, 2000	25,980,252	$26	$55,689	$(851)	$84,884	$139,748
Exercise of common stock options	177,342	—	1,034	—	—	1,034
Tax benefit of employee stock options	—	—	162	—	—	162
Other comprehensive loss:
Unrealized gain on marketable securities (net of taxes of $167)	—	—	—	274	—	274
Translation adjustment (net of taxes of $599)	—	—	—	(962)	—	(962)

Total other comprehensive loss						(688)
Net loss	—	—	—	—	(23,517)	(23,517)

Comprehensive loss						(24,205)

Balance, December 31, 2001	26,157,594	26	56,885	(1,539)	61,367	116,739
Exercise of common stock options	860,153	1	4,626	—	—	4,627
Retirement of common stock	(748,811)	(1)	(3,492)	—	—	(3,493)
Tax benefit of employee stock options	—	—	294	—	—	294
Other comprehensive income:
Unrealized loss on marketable securities (net of taxes of $0)	—	—	—	(969)	—	(969)
Translation adjustment (net of taxes of $0)	—	—	—	2,856	—	2,856

Total other comprehensive income						1,887
Net loss	—	—	—	—	(37,674)	(37,674)

Comprehensive loss						(35,787)

Balance, December 31, 2002	26,268,936	26	58,313	348	23,693	82,380
Exercise of common stock options	994,611	1	4,980	—	—	4,981
Retirement of common stock	(349,649)	—	(2,785)	—	—	(2,785)
Taxes related to employee stock options	—	—	(1,032)	—	—	(1,032)
Other comprehensive income:
Unrealized loss on marketable securities, net (net of taxes of $0)	—	—	—	928	—	928
Translation adjustment (net of taxes of $0)	—	—	—	3,956	—	3,956

Total other comprehensive Income						4,884
Net income	—	—	—	—	6,344	6,344

Comprehensive income						11,228

Balance, December 31, 2003	26,913,898	$27	$59,476	$5,232	$30,037	$94,772

See accompanying notes.

RAINBOW TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net income (loss)	$6,344	$(37,674)	$(23,517)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization	2,320	3,137	8,328
Depreciation	5,376	5,324	5,133
Change in deferred income taxes	(1,952)	16,322	(13,178)
Provision (benefit) for doubtful accounts	77	(323)	1,984
Minority interest in subsidiary’s earnings	171	215	435
Loss on long-term investments and marketable securities	1,286	98	3,546
Provision for excess and obsolete inventory	18	10,114	6,714
Warranty provision	180	153	2,480
Restructuring costs	199	—	4,773
Loss on change in value for common stock to be issued	789	—	—
Litigation settlement	3,632	—	—
Write-off of long-term investment	—	260	1,206
Write-off of capitalized and developed software	—	5,667	2,392
Write-off of goodwill	—	12,840	2,539
Provision for impairment of assets on discontinued operations	—	2,348	—
Foreign currency (gain) loss on repayment of loan to foreign subsidiary	—	609	(765)
Taxes related to exercise of common stock options	(1,032)	294	162
Asset impairment charges	—	—	1,491
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	5,140	6,355	12,818
Inventories	(2,099)	1,520	2,535
Prepaid expenses and other assets	1,091	2,612	75
Accounts payable	(709)	(1,877)	1,587
Accrued liabilities	(700)	(1,789)	(5,369)
Income taxes	8,067	(2,319)	5,882

Net cash provided by operating activities	28,198	23,886	21,251
Cash flows from investing activities:
Capitalized software development costs	(427)	(451)	(4,433)
Purchases of property, plant, and equipment	(2,085)	(2,341)	(6,167)
Intangible assets	(84)	18	(371)
Investment in IAS LLC	(300)	—	—
Purchase of marketable available-for-sale securities	(489)	—	—
Sale of marketable available-for-sale securities	599	800	—
Net cash paid for acquisition of Chrysalis-ITS, Canada	(15,764)	—	—
Net cash paid for acquisition of Proteq Ltda., Brazil	(692)	—	—
Net cash received from (paid for) investments and other acquisitions	68	(1,080)	(231)

Net cash used in investing activities	(19,174)	(3,054)	(11,202)
Cash flows from financing activities:
Exercise of common stock options	4,981	4,627	1,034
Retirement of common stock	(2,785)	(3,493)	—
Repayment of long-term debt	(336)	(226)	(211)
Increase (decrease) in bank overdrafts	(352)	—	—
Repayment of line of credit	—	—	(3,129)

Net cash provided by (used in) financing activities	1,508	908	(2,306)
Effect of exchange rate changes on cash	2,001	404	1,577

Net increase in cash and cash equivalents	12,533	22,144	9,320
Cash and cash equivalents at beginning of year	50,922	28,778	19,458

Cash and cash equivalents at end of year	$63,455	$50,922	$28,778

Supplemental disclosure of cash flows information:
Income taxes paid	$1,087	$642	$1,695
Interest paid	114	130	97

Supplemental schedule of noncash investing and financing activities:

The Company purchased all of the capital stock of Chrysalis for $20.1 million (Note 3). In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired	$26,368
Cash paid for the capital stock, net of $4,332 in cash acquired	(20,119)

Liabilities assumed	$6,249

See accompanying notes.

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

1. Description of the Company and Summary of Significant Accounting Policies

The Company

     Rainbow Technologies, Inc. (the “Company”) develops, manufactures, programs and markets software and internet security products which prevent the unauthorized use of intellectual property, including software programs, provides privacy and security for network communications and develops and manufactures secure communication products for high assurance satellite communications and voice and data links.

Basis of Consolidation

     The accompanying financial statements consolidate the accounts of the Company and its majority and wholly-owned subsidiaries. The Company’s majority owned subsidiaries consist of its subsidiaries in China, Japan and Brazil, of which the Company owns 94%, 65% and 51%, respectively. All significant intercompany balances and its subsidiaries in transactions have been eliminated.

     The Company has subsidiaries in the United Kingdom, Germany, France, Netherlands, India, Australia, China, Taiwan, Japan, Mexico, Brazil, Hong Kong and Canada. Excluding Hong Kong and Canada, the Company utilizes the currencies of the countries where its foreign subsidiaries operate as the functional currency. Balance sheet accounts denominated in foreign currencies are translated at exchange rates as of the date of the balance sheet and income statement accounts are translated at average exchange rates for the period. Translation gains and losses are accumulated as a separate component of Accumulated Other Comprehensive Income within Stockholders’ Equity. The Company has adopted local currencies as the functional currencies for these subsidiaries because their principal economic activities are most closely tied to the respective local currencies. For its Hong Kong and Canada subsidiaries, the Company utilizes the U.S. dollar as the functional currency as the majority of its transactions are in U.S. dollars. Accordingly, monetary assets and liabilities are remeasured into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenue, expenses, gains and losses are remeasured at the average exchange rate for the period, and non-monetary assets and liabilities are remeasured at historical rates. The resultant remeasurement gains or losses are recognized in the consolidated statements of operations.

Basis of Presentation

     In the second quarter of 2002, the Company announced that its Spectria segment had experienced rapidly deteriorating business prospects due to a severe decline in IT services infrastructure spending. Consequently, the Company discontinued Spectria and closed its facility in Long Beach, California. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, Spectria’s results of operations are included in the loss from discontinued operations in the consolidated statements of operations for the years ended December 31, 2003, 2002 and 2001 (Note 9). Unless otherwise indicated, the Notes to Consolidated Financial Statements relate to continuing operations.

     Certain amounts previously reported have been reclassified to conform with the 2003 presentation.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Actual results could differ from those estimates. Significant estimates made in preparing these financial statements include the allowance for doubtful accounts, the reserve for excess and obsolete inventory, goodwill realizability, accrued warranty costs, restructuring costs, the valuation allowance for deferred tax assets and total estimated contract costs associated with billed and unbilled contract revenue.

Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Marketable Securities

     All investment securities are considered to be either trading or available-for-sale and are carried at fair value. Management determines classification of its investments in marketable securities at the time of purchase and re-evaluates its appropriateness at each balance sheet date. The Company’s marketable securities consist of equity securities. Unrealized gains and losses from trading securities are included in the results of operations while unrealized gains and losses from available-for-sale securities are included in Accumulated Other Comprehensive Income within Stockholders’ Equity. As of December 31, 2003, gross unrealized gains on

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

trading securities were $30,000 while gross unrealized losses on trading securities as of December 31, 2002 and 2001 were $0.1 million and $3.5 million, respectively. Gross unrealized gains (losses) on available-for-sale securities were $0.1 million, ($1.0) million and $0.4 million for the years ended December 31, 2003, 2002 and 2001, respectively. Realized gain on available-for-sale securities for the year ended December 31, 2003 was $29,000. There were no realized gains (losses) on available-for-sale securities for the years ended December 31, 2002 and 2001. The cost of securities sold is based on the specific identification method.

     Included in Marketable Securities at December 31, 2003 and 2002 were trading securities of $55,000 and $25,000, respectively, and available-for-sale securities of $0.2 million and $0.3 million, respectively.

Inventories

     Inventoried costs relating to long-term contracts are stated at actual production cost, including pro-rata allocations of factory overhead and general and administrative costs incurred-to-date, reduced by amounts identified with revenue recognized on units delivered. The costs attributed to units delivered under such long-term contracts are based on the estimated average cost of all units expected to be produced.

     Inventories other than inventoried costs relating to long-term contracts are stated at the lower of cost (first-in, first-out basis) or market.

Property, Plant and Equipment

     Additions to property, plant, equipment and leasehold improvements are recorded at cost and depreciated on the straight-line method over their estimated useful lives as follows:

Buildings	31 years
Furniture	3 to 6 years
Equipment	3 to 5 years
Software	3 to 5 years
Leasehold improvements	3 to 7 years

     Leasehold improvements are amortized over the shorter of their estimated useful lives or the life of the lease. Maintenance, repairs and minor renewals are charged to expense as incurred. Additions, major renewals and betterments to property and equipment are capitalized. The cost of assets and related accumulated depreciation are removed from the balance sheet when such assets are disposed of, and any related gains or losses are included in operating expenses.

     The Company applies the provisions of Statement of Position (SoP) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, for costs incurred to acquire and implement its internal use software. SoP 98-1 requires the capitalization of external and internal computer software costs incurred during the application development stage. The application development stage is characterized by software design and configuration activities, coding, testing and installation. Training costs and maintenance are expensed as incurred while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality.

Goodwill

     Goodwill represents the excess of the purchase price over the estimated fair value of assets acquired. Goodwill is tested for impairment annually and whenever events or circumstances occur which might indicate that goodwill is impaired. The first step of the impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss. The second step of the goodwill impairment test, used to measure the amount of impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss will be recognized in an amount equal to that excess. The Company has completed its annual impairment testing as of September 30, 2003 and no changes to the carrying value of goodwill were made in accordance with SFAS 142, “Goodwill and Other Intangible Assets.” The Company will perform its annual goodwill impairment test in subsequent years as of September 30.

     Under SFAS 142, the Company ceased amortizing its remaining goodwill balance effective January 1, 2002. Had goodwill amortization ceased during the year ended December 31, 2001, loss from continuing operations would have been $17,541 (a reduction of $583 and $144 to the eSecurity and Secure Communication segments, respectively), and basic and diluted loss from continuing operations would have been a loss of $0.67.

     In September 2003, the Company acquired Chrysalis (Note 3), a vendor of hardware security modules, servers and appliances to secure and accelerate applications including electronic financial transactions, SSL-based Web applications, smart card issuance, online credit card validation, electronic document security, digital identity and XML transactions. The Chrysalis business is reported as part of the eSecurity segment.

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

     The following table presents changes in the carrying amount of goodwill as of December 31, 2003:
(in thousands)

		Secure
	eSecurity	Communications	Total
Balance at December 31, 2002	$1,555	$1,125	$2,680
Acquisitions	7,801	—	7,801
Translation adjustment	265	—	265

Balance at December 31, 2003	$9,621	$1,125	$10,746

Intangible Assets

     Intangible assets are recorded at estimated fair values and amortized using the straight-line method. It includes developed technology, trademark and customer-related intangible assets, which were mainly acquired through the acquisition of Chrysalis (Note 3) and the IAS investment (Note 14). Product licenses primarily represent technology purchased from an acquisition in 1997. Total amortization expense for the years ended December 31, 2003, 2002 and 2001 was $1.9 million, $2.2 million and $1.3 million, respectively.

     The following table presents details of the Company’s intangible assets that are subject to amortization:

     (in thousands)

	December 31, 2003			December 31, 2002
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
Product licenses (7 years)	$7,344	$(5,670)	$1,674	$7,383	$(4,439)	$2,944
Developed technology (7 years)	8,300	(316)	7,984	—	—	—
Maintenance relationships (5 years)	1,000	(50)	950	—	—	—
Tradename/trademark (5 years)	848	(79)	769	48	(30)	18
Existing maintenance contracts (6 months)	350	(175)	175	—	—	—
Other intangible assets (20 years)	81	(8)	73	87	(4)	83

Total	$17,923	$(6,298)	$11,625	$7,518	$(4,473)	$3,045

     At December 31, 2003, the amortization of the remaining balance of intangible assets of $11.6 million for each of the fiscal years 2004, 2005, 2006, 2007, 2008 and thereafter will be $2.3 million, $2.1 million, $2.0 million, $1.6 million, $1.5 million and $2.1 million, respectively.

     SFAS 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company’s product development process, technological feasibility is established upon completion of a working model. Amortization of capitalized software development costs commences when the products are available for general release to customers and is recorded using the straight-line method over the expected useful lives of the respective products, which is 2 to 3 years. Software development costs are written-off when projects are abandoned or when the estimated cash flows from a product are not expected to be sufficient to recover the capitalized software development costs. Total amortization expense for the years ended December 31, 2003, 2002 and 2001 for software development costs were $0.4 million, $0.9 million and $4.1 million, respectively.

     The following table presents details of the Company’s software development costs:

     (in thousands)

	December 31, 2003			December 31, 2002
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
Software development costs	$1,914	$(1,041)	$873	$6,281	$(5,470)	$811

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

     At December 31, 2003, the amortization of the remaining balance of software development costs of $0.9 million for each of the fiscal years 2004, 2005 and 2006 will be $0.5 million, $0.3 million and $0.1 million, respectively.

Other Assets

     Other assets primarily represent investments in early stage companies that are accounted for on the cost basis. The Company periodically reviews these investments for other-than-temporary declines in fair value and writes down investments to their fair value when an other-than-temporary decline has occurred based on the specific identification method. The Company believes an other-than-temporary decline has occurred when the fair value of the investment is below the carrying value for two consecutive quarters, absent evidence to the contrary. During the year ended December 31, 2003, it was determined by the Company that certain of its investments had incurred an other-than-temporary decline in fair value which resulted in losses of $1.3 million that were recognized in the statement of operations. As of December 31, 2003 and 2002, the carrying value of cost investments was $0.4 million and $1.0 million, respectively.

Revenue Recognition

eSecurity Products

     eSecurity sells products containing software that is incidental to the products to software developers and distributors. Revenue from product sales is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable, and collection is probable. eSecurity does not have any post delivery obligation other than warranty. Revenues from maintenance contracts are recognized ratably over the period the customer support services are provided, which is primarily one year.

     eSecurity recognizes software revenue when persuasive evidence of an arrangement exists, delivery of the software has occurred, the fee is fixed or determinable and collection is probable. For arrangements that include both a software license and postcontract customer support (PCS), the Company determines the value of the PCS based upon vendor specific objective evidence (VSOE). VSOE is determined based on the price charged when the PCS is sold separately. The amount of revenue recognized for the software license is based on the residual method. Under the residual method, software license revenue is recognized equal to the difference between the total price charged and the VSOE of the PCS. PCS is recognized ratably over the PCS period, which is primarily one year. During the years ended December 31, 2003, 2002 and 2001, the Company recognized $2.3 million, $2.0 million and $1.5 million, respectively, of software revenue.

Secure Communications Products

     Secure Communications recognizes revenue and profit as work progresses on long-term contracts using percentage-of-completion method, which relies on estimates of total expected contract revenue and costs. Product revenues and revenues under certain fixed-price contracts calling for delivery of a specified number of units are recognized as deliveries are made. Revenues under cost-reimbursement contracts are recognized as costs are incurred and include estimated earned fees in the proportion that costs incurred to date bear to total estimated costs. Certain contracts are awarded on a fixed-price incentive fee basis. Incentive fees on such contracts are considered when estimating revenues and profit rates and are recognized when the amounts can reasonably be determined. The costs attributed to units delivered under fixed-price contracts are based on the estimated average cost per unit at contract completion. Profits expected to be realized on long-term contracts are based on total revenues and estimated costs at completion. Revisions to contract profits are recorded in the accounting period in which the revisions are known. Estimated losses on contracts are recorded when identified. For research and development and other cost-plus-fee type contracts, the Company recognizes revenue using the percentage-of-completion method based on the cost-to-cost basis whereby revenues are recognized as contract costs are incurred.

Warranty

     The Company warrants its products for periods of ninety days to two years. The standard warranties require the Company to repair or replace defective products returned at no cost to the customer. The Company records an estimate for warranty related costs based on amounts required to cover warranty expense on products sold and actual historical return rates at the time revenue is recognized. While warranty costs have historically been within management’s expectations and the provisions established, the Company cannot guarantee that it will continue to experience the same warranty return rates as in the past. A significant increase in product return rates could have a material adverse effect on the Company’s operating results for the period in which such returns materialize. During the year ended December 31, 2003, the Company recorded $1.0 million change in estimate for its warranty accrual. The change in estimate was attributable to management’s re-evaluation of the period during which warranty returns occur based on actual experience.

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

     The following details the Company’s warranty reserve:

     (in thousands)

				Changes in
	Balance at	Additions		Estimate	Balance at
	Beginning of	Charged to Costs		Charged to Costs	End of
	Year	and Expenses	Payments	and Expenses	Year
2003	$1,844	$1,207	$(340)	$(1,027)	$1,684
2002	$2,417	$475	$(726)	$(322)	$1,844

Advertising

     The Company expenses the costs of advertising as incurred. Advertising expenses for 2003, 2002 and 2001 were $1.7 million, $2.4 million and $3.2 million, respectively.

Shipping and Handling Costs

     The Company’s shipping and handling fees charged to customers are included in revenues and the costs are included in cost of sales.

Research and Development

     Expenditures for research and development are expensed as incurred.

Income Taxes

     Income taxes are computed using the asset and liability method. Under this method, deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the tax bases and financial reporting amounts of existing assets and liabilities. Valuation allowances are established, when it is more likely than not that such deferred tax assets will not be realized.

Other Income (Expense)

     Other income (expense) consists of the following:

     (in thousands)

	Years Ended December 31,
	2003	2002	2001
Interest income	$466	$439	$579
Interest expense	(101)	(117)	(120)
Foreign currency gain (loss)	(545)	(779)	649
Minority interest loss	(171)	(215)	(435)
Other	341	194	200

Other income (expense), net	(10)	(478)	873

     The Company does not engage in currency speculation. Included in foreign currency transaction gains (losses) was a loss from repayment of intercompany loans to foreign subsidiaries of ($0.6) million in 2002 and a related gain of $0.8 million in 2001.

Stock Option Plans

     The Company follows the disclosure-only provisions of SFAS 123, “Accounting for Stock-Based Compensation”, as amended, and, accordingly, accounts for its stock-based compensation plans using the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations.

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

     The following table illustrates the effect on net income (loss) and income (loss) per share, had compensation expense for the employee stock-based plans been recorded based on the fair value method under SFAS 123:

     (in thousands, except per share amounts)

	Years Ended December 31,
	2003	2002	2001
Net income (loss), as reported	$6,344	$(37,674)	$(23,517)
Deduct: total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(4,450)	(6,154)	(4,467)

Net income (loss), as adjusted	$1,894	$(43,828)	$(27,984)

Basic income (loss) per share:
As reported	$0.24	$(1.43)	$(0.90)
As adjusted	$0.07	$(1.66)	$(1.07)
Diluted income (loss) per share:
As reported	$0.23	$(1.43)	$(0.90)
As adjusted	$0.07	$(1.66)	$(1.07)

Earnings (Loss) Per Share

     Basic earnings (loss) per share (EPS) is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common and common equivalent shares outstanding for the period, which includes the additional dilution related to stock options as computed under the treasury stock method.

     The following table presents the reconciliation of the denominator for the basic EPS computation to the denominator of the diluted EPS computation:

(in thousands)

	Years Ended December 31,
	2003	2002	2001
Weighted average shares used for basic EPS computation	26,734	26,419	26,055
Effect of dilutive stock options	990	—	—

Weighted average shares used for the diluted EPS computation	27,724	26,419	26,055

     For the years ended December 31, 2002 and 2001, the Company incurred losses and, therefore, all stock options were anti-dilutive and not included in the calculation of diluted earnings per share. The antidilutive shares excluded from the dilutive computation for the years ended December 31, 2002 and 2001 were 1,408,000 and 1,986,000, respectively.

Accrued Litigation Settlement

     The Company applied the provisions of Emerging Issues Task Force (EITF) 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” to its accrued litigation settlement balance (Note 7) included in the accompanying condensed consolidated balance sheet. As a result, increases or decreases in the fair value of the Company’s common stock will result in an increase or a decrease in the accrued litigation settlement balance with a corresponding impact to non-operating income or expense until registered shares are delivered. For the year ended December 31, 2003, the Company recorded non-operating expense of $0.8 million to reflect the increase in the Company’s common stock fair value from the settlement date to December 31, 2003.

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

Concentrations of Business and Credit Risk

     Financial instruments which potentially subject the Company to credit risk consist principally of receivables and interest bearing investments. The Company performs on-going credit evaluations of its customers and generally does not require collateral. The Company maintains adequate reserves for potential losses and such losses, which have historically been minimal (excluding the $2.0 million charge in 2001), have been within management’s expectations. The Company places substantially all of its interest bearing investments with major financial institutions and, by policy, limits the amount of credit exposure to any one financial institution.

     The Company sells the majority of its eSecurity Products to software developers and wholesale distributors throughout North America, Canada, Europe and Asia Pacific.

     The majority of the Company’s Secure Communications products are sold to the U.S. Government (Note 2). The U.S. Government accounted for approximately 32%, 32%, and 28% of consolidated revenues from continuing operations in 2003, 2002 and 2001, respectively. In addition, approximately 27% and 26% of consolidated accounts receivable and 66% and 49% of unbilled costs and fees at December 31, 2003 and 2002, respectively, were related to the U.S. Government.

     For its Secure Communications segment, the Company’s manufacturing operations include the testing of Application Specific Integrated Circuits (“ASICs”) and the assembly and testing of its satellite ground units and network communications products. The Company has specific cryptographic technology embedded into ASICs that are fabricated to the Company’s specifications by ASIC manufacturers. The Company currently has relationships with four such ASIC manufacturers. These ASICs are processed to the specifications of the U.S. Government and the Company. Any interruption in the availability of these ASICs could have a material adverse effect on the consolidated results of operations and cash flows of the Company.

     The Company currently has manufacturing relationships with two suppliers to manufacture the Company’s principal Secure Communications product. Any interruption in the availability of this product would have a material adverse effect on the consolidated results of operations and cash flows of the Company. Having two sources mitigates the risk of any delivery shortfall resulting from one source having production difficulties. One manufacturing agreement expires in December 2005 and the other in January 2006.

     For the Sentinel Superpro product, the Company currently has one supplier of the custom ASIC chip. For other eSecurity products, the Company currently has relationships with chip suppliers that have multiple foundries available to produce the ASIC chips. If the suppliers are unable to fulfill the Company’s requirements, the Company may experience an interruption in the production of its products until an alternative source of supply is developed. The Company maintains a six month inventory of ASIC chips based on current sales levels in order to limit the potential for such an interruption. The Company believes that there are a number of companies capable of commencing the manufacture of its ASIC chips within six months of such an interruption.

Recent Accounting Pronouncements

     In May 2003, the EITF of the Financial Accounting Standards Board (FASB) finalized revisions to EITF No. 00-21, “Revenue Arrangements with Multiple Deliverables"(EITF 00-21), on which it had reached a consensus in November 2002. EITF 00-21 addresses certain aspects of the accounting for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. Under EITF 00-21, revenue arrangements with multiple deliverables should be divided into separate units of accounting if the deliverables meet certain criteria, including whether the fair value of the delivered items can be determined and whether there is evidence of fair value of the undelivered items. In addition, the consideration should be allocated among the separate units of accounting based on their fair values, and the applicable revenue recognition criteria should be considered separately for each of the separate units of accounting. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 did not have a material impact on the Company’s consolidated financial condition or results of operations.

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS 150). This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities (or an asset in some circumstances). The financial instruments affected include mandatorily redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the Company’s consolidated financial condition or results of operations.

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

     In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 requires the primary beneficiary of a variable interest entity (VIE) to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A VIE is an entity in which the equity investors do not have a controlling interest, equity investors participate in losses or residual interests of the entity on a basis that differs from its ownership interest, or the equity investment at risk is insufficient to finance the entity’s activities without receiving additional subordinated financial support from the other parties. For arrangements entered into with VIEs created prior to January 31, 2003, the provisions of FIN 46 are required to be adopted at the beginning of the first interim or annual period beginning after December 15, 2003. For all arrangements entered into with new VIEs created after January 31, 2003, the provisions of FIN 46 were effective July 1, 2003. Under the provisions of FIN 46, the Company has consolidated IAS, a limited liability entity in which it has 30% interest (Note 14).

     In December 2003, the FASB issued Interpretation No. 46(R) “Consolidated of Variable Interest Entities”, which superseded FIN 46. The Company is required to adopt the provisions of FIN 46(R) on March 31, 2004 for non-special purpose entities. The Company believes there will be no material impact to its results of operations, financial position or cash flows for the adoption of FIN 46 (R).

2. Government Contracts

     The Company is both a prime contractor and subcontractor under fixed-price and cost reimbursement contracts with the U.S. Government (Government). At the commencement of each contract or contract modification, the Company submits pricing proposals to the Government to establish indirect cost rates applicable to such contracts. These rates, after audit and approval by the Government, are used to settle costs on contracts completed during the previous year.

     To facilitate interim billings during the performance of its contracts, the Company establishes provisional billing rates, which are used in recognizing contract revenue and contract accounts receivable. The provisional billing rates are adjusted to actual at year-end and are subject to adjustment after Government audit.

     The Company has unbilled costs and fees related to government contracts included in other currents assets of $0.9 million and $0.4 million at December 31, 2003 and 2002, respectively. Based on the Company’s experience with similar contracts in recent years, the unbilled costs and fees are expected to be collected within one year. Included in accrued expenses and other liabilities as of December 31, 2003 is a $3.3 million customer deposit from the Government.

3. Acquisitions

     On September 5, 2003, the Company acquired all of the outstanding shares of Chrysalis-ITS, Inc. (“Chrysalis”) for a total price of $20.1 million, which consisted of $20.0 million in cash and $0.1 million in direct and incremental costs for the acquisition. The results of operations of Chrysalis have been included in the Company’s consolidated financial statements since the date of acquisition. Chrysalis, based in Ottawa, Canada, is a vendor of hardware security modules, servers and appliances to secure and accelerate applications including electronic financial transactions, SSL-based Web applications, smart card issuance, online credit card validation, electronic document security, digital identity and XML transactions. The Company believes that its product lines and Chrysalis’, while focused on different security needs, will make complex security easy to implement, deploy and use. The Chrysalis products are focused on the PKI and SSL-based web application markets and represent a complementary fit with the Company’s products.

     In accordance with SFAS No. 141, “Business Combinations” (SFAS 141), this acquisition was accounted for using the purchase method of accounting. The total purchase price has been allocated to the acquired tangible and intangible assets, and liabilities, based on their estimated fair values with the balance allocated to goodwill. Accordingly, the Company recorded goodwill of $7.1 million, which represents the excess of the purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. The goodwill was assigned to the eSecurity segment.

     The amount allocated to the intangible assets was determined using discounted cash flows for the contract and maintenance relationships, an average of the resultant value from applying the cost and income approach for the developed technology, and the relief from royalty method for the acquired tradename/trademark.

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

     The estimated useful lives for each of the acquired intangible assets is provided below:

Developed technology	7 years
Maintenance relationships	5 years
Tradename/trademark	5 years
Existing maintenance contracts	6 months

     The following table summarizes the estimated fair value of the assets and liabilities assumed at the date of the acquisition:

     (in thousands)

Cash and cash equivalents	$4,332
Accounts receivable	1,872
Inventories	486
Prepaid expenses and other current assets	2,050
Property, plant and equipment	890
Goodwill	7,088
Intangible assets, subject to amortization	9,650

Total assets acquired	26,368

Accounts payable	(328)
Accrued payroll and related expenses	(1,121)
Accrued expenses and other current liabilities	(3,674)
Other long-term liabilities	(1,126)

Total liabilities assumed	(6,249)

Net assets acquired	$20,119

     The following unaudited consolidated pro forma information presents the combined results of operations as if Chrysalis acquisition had occurred at the beginning of the respective periods presented and include the estimated amortization of intangible assets.

     The unaudited pro forma information is not necessarily indicative of the results of operations of the combined company had the acquisition occurred at the beginning of the periods presented, nor is it necessarily indicative of future results of operations of the combined entities.

(in thousands, except per share amounts)

	Years Ended December 31,
	2003	2002
Revenues	$148,408	$133,894
Income (loss) from continuing operations	3,638	(25,294)
Net income (loss)	3,377	(39,941)
Basic income (loss) per share:
Continuing operations	$0.14	$(0.96)
Discontinued operations	(0.01)	(0.55)

Net income (loss)	$0.13	$(1.51)

Diluted income (loss) per share:
Continuing operations	$0.13	$(0.96)
Discontinued operations	(0.01)	(0.55)

Net income (loss)	$0.12	$(1.51)

     On April 28, 2003, the Company acquired all products, manufacturing and distribution facilities of Proteq Ltda., Sao Paulo (“Proteq”) for an estimated purchase price of $0.9 million in cash. Proteq, based in Sao Paulo, Brazil, is a provider of software security tokens in Brazil and South America. This acquisition expands the Company’s presence in Latin America with Proteq’s manufacturing facility. In connection with this acquisition, the Company recorded goodwill of $0.7 million that was assigned to the Company’s eSecurity segment. The results of operations of Proteq are included in the Company’s consolidated financial statements from the date of acquisition. Pro forma results of operations have not been presented for this acquisition because the effects of this acquisition were not material to the Company’s results.

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

4. Inventories

     Inventories consist of the following at December 31:

     (in thousands)

	December 31,
	2003	2002
Raw materials	$6,890	$8,095
Work in process	838	1,662
Finished goods	2,314	3,573
Inventoried costs relating to long-term contracts, net of amounts attributed to revenues recognized to date	9,691	5,158
Reserve for excess and obsolete inventory	(7,702)	(9,180)

	$12,031	$9,308

     General and administrative expenses in inventory at December 31, 2003 and 2002 were $0.6 million and $0.4 million, respectively.

5. Comprehensive Income (Loss)

     Comprehensive income (loss) includes all changes in equity (net assets) during a period from non-owner sources. At December 31, 2003, accumulated other comprehensive income is comprised of unrealized foreign currency translation gains of $5.5 million and unrealized losses on marketable securities of $0.1 million. During the year ended December 31, 2003, other comprehensive income was net of $0.8 million in realized losses that had been previously included in other comprehensive income. At December 31, 2002, accumulated other comprehensive income was comprised of unrealized foreign currency translation gains of $1.6 million and unrealized losses on marketable securities of $1.2 million.

6. Fair Value of Financial Instruments

     The Company’s financial instruments consist principally of cash, marketable securities, receivables, unbilled costs and fees and payables. The Company believes all of the financial instruments’ recorded values approximate current fair values, as a result of the short-term nature of these instruments.

7. Commitments and Contingencies

Operating Leases

     Annual obligations under non-cancelable operating leases are as follows:

     (in thousands)

2004	$4,018
2005	3,518
2006	1,761
2007	955
2008	949
thereafter	1,873

13,074
Non-cancelable subleases	(1,239)

$11,835

     Rent expense charged to continuing operations for the years ended December 31, 2003, 2002, and 2001 were $2.1 million (net of sublease income of $0.6 million), $2.2 million (net of sublease income of $0.2 million) and $2.7 million, respectively.

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

Legal Proceedings

     In December 2002, the Company was served with a complaint alleging claims for breach of contract and various implied warranties, negligent misrepresentation and unfair business practices. The plaintiff alleged that the Company’s former subsidiary, Spectria (which, by the time the lawsuit was commenced, had been discontinued), misrepresented its ability to upgrade plaintiff’s “CashLink” software system, which is alleged to be a cash management system allowing a store proprietor to securely deposit cash and checks into a CashLink safe. The Company responded to the complaint by filing a motion to compel arbitration of the dispute. The plaintiff dismissed the complaint and commenced an arbitration. On April 5, 2004, the parties resolved the matter by way of a written settlement agreement (Note 15).

     In October 2002, the Company was served with a complaint wherein the plaintiff alleged claims of fraudulent and negligent misrepresentation, fraud, economic coercion, negligence and unfair business practices. The plaintiff alleged that among other things, the Company’s former subsidiary, Spectria (which has now been discontinued), was negligent in failing to properly advise the Plaintiff with respect to their ability to develop and create a website for a company called buybidwin.com (“BBW”), in which plaintiff was a significant investor.

     The Company filed a demurrer to the complaint on several grounds, one of which was that the plaintiff, an individual investor in BBW, lacked standing to bring his claims against Spectria because all his causes of action concern harm incidental to Spectria’s alleged breach of a contract with BBW. Instead of opposing the demurrer, the plaintiff filed a response on January 27, 2003, indicating its intention to file an amended complaint to address the issues raised in the demurrer. Plaintiff filed an amended complaint, and the Company filed a subsequent demurrer which was heard on May 6, 2003, wherein the Court sustained the demurrer with leave to amend.

     The plaintiff filed a second amended complaint making essentially the same allegations on May 27, 2003, and the Company subsequently filed a demurrer on June 26, 2003. The earliest available hearing date for the demurrer was September 9, 2003, wherein the Court overruled the demurrer. The Company subsequently filed an Answer to the Second Amended Complaint in mid-September 2003. At the further status conference held on November 3, 2003, the Court issued a trial date for August 31, 2004. The Court also ordered the parties to mediate the dispute, which was unsuccessful. It is the Company’s anticipation to file a motion for summary judgment against the Plaintiff on the basis that the Plaintiff already released any and all potential individual claims he may have had against Spectria as part of the settlement previously entered into between BBW and Spectria. The Company believes it is probable that it has incurred a loss contingency. Accordingly, the Company recorded $0.8 million in its statement of operations during the year ended December 31, 2003.

     In July 1998, a patent infringement claim was filed against the Company. The complaint sought unspecified monetary damages. The Company filed a motion for summary judgment of non-infringement that was decided by the District Court in favor of the Company in December 2000. That decision was appealed and on April 3, 2002, the United States Court of Appeals issued an opinion that modified the trial court’s construction of the patent claims in certain respects, revised the summary judgment and remanded the case to the trial court for further proceedings. On May 1, 2003, after remand, the District Court granted another motion for summary judgment of non-infringement brought by the Company, thereby removing half of the products at issue from litigation and granted a motion for summary judgment regarding damages, thereby limiting any recovery by the plaintiff to a reasonable royalty. The patent-in-suit expired in June 30, 2003, thereby removing the threat of any injunction against the Company from the litigation. On July 15, 2003, pursuant to court order, the Company entered into a Settlement Agreement, which required the Company to pay $2.0 million and issue 215,000 registered shares of the Company’s common stock. The settlement expense of $3.6 million was included in the results of operations during the year ended December 31, 2003, which represents the $2.0 million cash settlement and the fair value of the 215,000 shares of common stock (Note 1).

     The Company is also involved in other legal proceedings and claims arising in the ordinary course of business. The Company believes that the outcome of these matters will not have a material adverse effect on its business, financial condition, cash flows or results of operations.

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

8. Stock Option Plans

     The Company has elected to follow APB 25, “Accounting for Stock Issued to Employees” and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     As of December 31, 2003, the total number of shares of common stock reserved for issuance under the existing stock option plans was 6,993,756 and the total number of options available for grant was 1,250,573. Under the plans, non-statutory or incentive stock options may be granted to key employees and individuals who provide services to the Company. The plan specifies that no options shall be exercisable prior to 12 months from the date of grant and all options expire ten years from the date of grant. Options generally vest over 4 years.

     The following is a summary of changes in options outstanding pursuant to the plans for the years ended December 31:

	2003		2002		2001
		Weighted		Weighted		Weighted
		Average		Average		Average
	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price
Outstanding — beginning of year	5,897,849	$7.06	6,502,035	$7.43	5,591,196	$8.97
Granted	1,210,275	8.74	1,032,850	4.12	2,022,550	3.95
Exercised	(994,611)	5.01	(860,153)	5.38	(177,342)	5.83
Forfeited and expired	(367,766)	11.81	(776,883)	8.12	(934,369)	9.52

Outstanding — end of year	5,745,747	$7.50	5,897,849	$7.06	6,502,035	$7.43

Exercisable at end of year	3,595,753	$7.90	3,785,738	$7.78	3,513,029	$7.50
Weighted-average fair value of options granted during the year	$5.28		$2.76		$2.55

     The following table summarizes information about stock options outstanding at December 31, 2003:

	Outstanding			Exercisable
		Weighted Average	Weighted		Weighted
Range of	Number	Remaining	Average	Number	Average
Exercise Prices	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price
$ 3.30 to $ 4.94	1,903,801	7.2	$3.80	1,024,005	$3.79
5.04 to 7.17	1,578,037	4.4	5.91	1,546,841	5.91
7.88 to 10.81	1,388,967	9.1	8.97	192,552	10.46
15.97 to 16.94	874,942	6.5	16.06	832,355	16.08

	5,745,747			3,595,753

     Pro forma information regarding net income (loss) per share is required by SFAS 123, as amended, and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2003, 2002, and 2001: risk free interest rate of 2.7% for 2003, 2.8% for 2002 and 4.0% for 2001 dividend yield of 0% for 2003, 2002, and 2001; volatility factor of the expected market price of the Company’s common stock of 0.78 for 2003, 0.91 for 2002 and 0.87 for 2001; and a weighted-average life of the option of 4.0 years for 2003, 2002, and 2001.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     See Note 1 for the Company’s accounting policy for its Employee Stock-Based Plans, as well as the effect on net income (loss), had expense for the Employee Stock-Based Plans been recorded based on the fair value method under SFAS 123, as amended.

9. Discontinued operations

     The revenues and loss from discontinued operations for the years ended December 31, 2003, 2002 and 2001 related to the disposal of Spectria are as follows:

     (in thousands)

	Years Ended December 31,
	2003	2002	2001
Revenues	$19	$3,204	$14,364
Loss from discontinued operations:
Loss from operations	$(261)	$(2,039)	$(4,239)
Write-off of goodwill	—	(12,840)	(2,539)
Provision for loss on disposition	—	(2,348)	—

	(261)	(17,227)	(6,778)
Benefit for income taxes	—	2,580	1,529

Loss from discontinued operations	$(261)	$(14,647)	$(5,249)

     The assets and liabilities of Spectria at December 31, 2003 and 2002 consisted of the following:

     (in thousands)

	December 31, 2003	December 31, 2002
Cash and accounts receivable	$103	$98
Prepaid expenses and other assets	4	40

Total assets of discontinued operations	$107	$138

Accounts payable and other liabilities	$179	$1,156
Accrued payroll and related expenses	—	2

Total liabilities of discontinued operations	$179	$1,158

     Effective January 1, 2002, the Company adopted SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and broadens the presentation of discontinued operations to include more disposal transactions than were included under the previous standards.

10. Restructuring

     In the third quarter of 2001, the Company restructured and consolidated its Digital Rights Management and iVEA operations (eSecurity Products), resulting in a net staff reduction of 97 employees across all employee groups, primarily in the U.S. and recorded restructuring charges of $4.2 million. In addition, the Company determined that certain equipment was impaired resulting in a charge of $1.6 million. During the year ended December 31, 2003, the Company recorded an additional liability of $0.2 million, as a result of revised estimates due to an amendment to the lease agreement of one of its Irvine facilities.

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

     The following table summarizes the Company’s restructuring costs and activities from continuing operations in the restructuring reserves:

     (in thousands)

	Facilities	Severance	Total
Charged to costs and expenses at September 30, 2001	$3,104	$1,131	$4,235
Cash payments	(538)	(931)	(1,469)

Restructuring balance, December 31, 2001	2,566	200	2,766
Cash payments	(1,348)	(200)	(1,548)

Restructuring balance, December 31, 2002	1,218	—	1,218
Cash payments	(563)	—	(563)
Additions	199	—	199

Restructuring balance December 31, 2003	$854	$—	$854

     The remaining balance as of December 31, 2003 relates to certain operating lease obligations expiring in December 2005. For each of the years ending December 31, 2004 and 2005, $0.4 million will be paid.

11. Income Taxes

     The income tax expense (benefit) included in the Consolidated Statements of Operations consists of the following:

     (in thousands)

	Years Ended December 31,
	2003	2002	2001
Current:
Federal	$2,332	$(5,642)	$1,733
State	(193)	100	(4)
Foreign	877	953	582

Total current	3,016	(4,589)	2,311
Deferred:
Federal	(1,952)	13,543	(11,591)
State	—	2,779	(1,587)
Foreign	—	—	—

Total deferred	(1,952)	16,322	(13,178)

Total income tax expense (benefit)	$1,064	$11,733	$(10,867)

     The income tax expense (benefit) applicable to continuing operations and discontinued operations is as follows:

     (in thousands)

	Years Ended December 31,
	2003	2002	2001
Provision (benefit) for income taxes from continuing operations:
Current	$3,016	$(2,232)	$2,311
Deferred	(1,952)	16,545	(11,649)

Total provision (benefit) for income taxes from continuing operations	1,064	14,313	(9,338)
Benefit for income taxes from discontinued operations:
Current	—	(2,357)	—
Deferred	—	(223)	(1,529)

Total benefit for income taxes from discontinued operations	—	(2,580)	(1,529)

Total income tax expense (benefit)	$1,064	$11,733	$(10,867)

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

     A reconciliation of the U.S. statutory federal income tax expense (benefit) to income tax expense (benefit) on income (loss) from continuing operations is as follows:

     (in thousands)

	Years Ended December 31,
	2003	2002	2001
Statutory federal income tax expense (benefit)	$2,593	$(3,054)	$(9,662)
State taxes, net of federal benefit	(126)	2,173	(919)
Non-deductible amortization of goodwill	—	—	778
Transaction costs	790	—	—
Effect of foreign operations, net	1,471	3,486	668
Federal valuation allowance	(2,308)	11,686	—
Tax credits	(1,327)	—	(245)
Municipal interest	—	(2)	(13)
Other, net	(29)	24	55

	$1,064	$14,313	$(9,338)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Significant components of the Company’s deferred tax assets and liabilities are as follows:

     (in thousands)

	December 31,
	2003	2002
Deferred tax assets:
Accruals and reserves not currently tax deductible	$6,568	$4,880
Restructuring costs	1,637	1,925
Contract revenue recognized for tax reporting purposes	1,415	201
Foreign tax loss carryforwards	4,680	505
Tax credit carryforward	4,152	1,135
Foreign investment tax credit carryforward	2,442	—
Capital loss carryforward	791	383
Net operating loss carryforward	1,024	1,729
Tax depreciation	365	—
Book/tax basis difference in Wyatt River assets	1,707	1,826
Amortization of intangibles	—	656
Unrealized losses	470	308
Contribution carryforward	—	169

Total deferred tax assets	25,251	13,717
Deferred tax liabilities:
Accruals without tax effect	(173)	(189)
Tax depreciation	—	(885)
Cumulative translation adjustment	(1,226)	(859)
State taxes	(1,030)	—
Amortization of intangibles	(2,470)	—

Total deferred tax liabilities	(4,899)	(1,933)

Net deferred tax assets before valuation allowance	20,352	11,784
Valuation allowance	(18,400)	(11,784)

Net deferred tax asset	$1,952	$—

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, carryback potential, projected future taxable income and tax planning strategies in making this assessment. As a result, the Company has recorded a valuation reserve against a portion of its net federal and state deferred tax assets.

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

     The Company has a valuation allowance of $18.4 million against its net deferred tax asset as of December 31, 2003. When recognized, the tax benefits relating to any reversal of the valuation allowance will be accounted for as follows: approximately $6.7 million will be recognized as a reduction to income tax expense, $10.0 million will be recognized as a reduction of goodwill and $1.7 million will be recognized as an increase in stockholders’ equity for certain tax deductions from employee stock options.

     At December 31, 2003, the Company had state net operating loss carryforwards of approximately $19.3 million, which will begin to expire in 2004 and foreign net operating loss carryforwards of $11.9 million from the acquisition of Chrysalis, which will begin to expire in 2005. In addition, the Company is the successor to federal net operating loss carryforwards of approximately $4.9 million from the acquisition of Wyatt River Software, Inc., which are subject to the change of ownership provisions and are limited to approximately $0.2 million per year.

     At December 31, 2003, the Company had federal research and development credit carryforwards of approximately $0.1 million, which will begin to expire in 2018 and federal foreign tax credit carryforwards of approximately $3.4 million, which will begin to expire in 2007. In addition, the Company has foreign investment tax credits of approximately $2.4 million from the acquisition of Chrysalis, which will begin to expire in 2008.

     The Company is currently undergoing an examination by the Internal Revenue Service for the years ended December 31, 1999 through 2001. Furthermore, the Company submitted a request for competent authority assistance pursuant to Revenue Procedure 96-13 with respect to transfer pricing matters between the U.S. and the U.K. for the years ended December 31, 1992 through 1995. The Company’s application was accepted by the U.S. competent authority. Negotiations between the U.S. competent authority and the U.K. competent authority are in process. The Company records tax contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

     The Company has not provided for U.S. taxes or foreign withholding taxes on approximately $6.3 million of undistributed earnings from non-U.S. subsidiaries because such earnings are intended to be reinvested indefinitely. If these earnings were distributed, foreign tax credits may become available under current law to reduce the resulting U.S. income tax liability.

     United States and foreign earnings before income taxes applicable to continuing operations are as follows:

     (in thousands)

	Years Ended December 31,
	2003	2002	2001
United States	$4,073	$(7,677)	$(24,994)
Foreign	3,596	(1,037)	(2,612)

	$7,669	$(8,714)	$(27,606)

     The Company realized tax benefits of $1.0 million in 2003, $0.3 million and $0.2 million in 2002 and 2001, respectively, from the exercise of non-qualified stock options and disqualifying disposition of incentive stock options.

12. Benefit Plans

     At December 31, 2003, the Company sponsored two tax deferred defined contribution plans for all eligible US employees. Under both plans, the employer matches certain employee contributions. During the years ended December 31, 2003, 2002 and 2001, Company contributions under both Plans totaled approximately $0.8 million, $0.5 million, and $0.6 million, respectively.

13. Industry Segments

     The Company has two business segments comprising continuing operations. The first segment is the development and sale of devices which protect data and software from unauthorized use, products that provide access control to computer networks, internet websites and virtual private networks and products which accelerate performance of security servers and network equipment (eSecurity Products). The second segment is the development and sale of information security products to provide privacy and security for voice communication and data transmission (Secure Communications Products). All intercompany transactions are accounted for on the same basis as those with third-parties.

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

     In June 2002, the Company announced that its Spectria segment had experienced rapidly deteriorating business prospects due to a severe decline in IT services infrastructure spending. Consequently, the Company discontinued the operations of Spectria and closed its facility in Long Beach, California. Spectria’s results of operations are included in the loss from discontinued operations in the consolidated statements of operations for the three years ended December 31, 2003, 2002 and 2001.

     A summary of the Company’s operations by industry segment follows:

     (in thousands)

	Year Ended December 31, 2003
		Secure	Discontinued
	eSecurity	Communications	Operations	Elimination	Consolidated
Revenues:
External customers	$54,394	$87,709	$—	$—	$142,103
Operating income (loss)	(4,878)	14,632	—	—	9,754
Interest expense	99	2	—	—	101
Interest income	466	—	—	—	466
Income tax provision (benefit)	(983)	2,047	—	—	1,064
Capital expenditures	1,307	778	—	—	2,085
Long-lived assets	12,046	2,661	4	—	14,711
Significant non-cash items:
Depreciation and amortization	5,274	2,422	—	—	7,696
Loss on long-term investment and marketable securities	1,286	—	—	—	1,286
Litigation settlement	816	816	—	—	1,632
Loss on change in value for common stock to be issued	789	—	—	—	789

	Year Ended December 31, 2002
		Secure	Discontinued
	eSecurity	Communications	Operations	Elimination	Consolidated
Revenues:
External customers	$48,818	$77,234	$—	$—	$126,052
Intersegment	29	19	—	(48)	—
Operating income (loss)	(20,937)	12,799	—	—	(8,138)
Interest expense	79	38	—	—	117
Interest income	428	11	—	—	439
Income tax provision	7,935	6,378	—	—	14,313
Capital expenditures	1,463	878	—	—	2,341
Long-lived assets	13,230	3,099	40	—	16,369
Provision for excess and obsolete inventory	9,046	1,068	—	—	10,114
Write-off of capitalized and developed software	5,667	—	—	—	5,667
Depreciation and amortization	5,150	3,134	177	—	8,461
Foreign currency transaction loss	609	—	—	—	609
Write-off of goodwill	—	—	12,840	—	12,840
Provision for impairment of assets on discontinued operations	—	—	2,348	—	2,348

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

	Year Ended December 31, 2001
		Secure	Discontinued
	eSecurity	Communications	Operations	Elimination	Consolidated
Revenues:
External customers	$56,388	$66,509	$—	$—	$122,897
Intersegment	—	282	—	(282)	—
Operating income (loss)	(35,833)	10,900	—	—	(24,933)
Interest expense	120	—	—	—	120
Interest income	440	139	—	—	579
Income tax provision (benefit)	(14,635)	5,297	—	—	(9,338)
Capital expenditures	4,568	1,566	33		6,167
Long-lived assets	15,596	3,766	693	—	20,055
Significant non-cash items:
Provision for excess and obsolete inventory	6,714	—	—	—	6,714
Warranty provision	2,213	267	—	—	2,480
Provision for doubtful accounts receivables	1,598	346	40	—	1,984
Write-off of capitalized and developed software	2,392	—	—	—	2,392
Unrealized loss on marketable trading securities	3,546	—	—	—	3,546
Depreciation and amortization	8,245	2,618	2,598	—	13,461
Restructuring costs	4,361	—	412	—	4,773
Write-off of Goodwill	—	—	2,539	—	2,539
Asset impairment charge	1,491	—	—	—	1,491
Write-off of long-term investment	—	—	1,206	—	1,206
Foreign currency transaction gain	(765)	—	—	—	(765)

     A summary of the Company’s continuing operations and financial position information by geographic area follows:

	For the Year Ended December 31, 2003(1)(3)
	United				United
	States	Canada	Netherlands	France	Kingdom	Europe	China	Japan	Asia-Pacific	Elimination	Consolidated
Sales to unaffiliated customers	$111,045	$4,103	$7,635	$3,933	$3,303	$9	$4,102	$3,786	$4,187	$—	$142,103
Transfers between geographic areas	2,157	—	6,383	150	1	—	306	1	4,070	(13,068)	—

Revenues	$113,202	$4,103	$14,018	$4,083	$3,304	$9	$4,408	$3,787	$8,257	$(13,068)	$142,103

Operating income (loss)	$5,703	$(430)	$6,138	$(1,060)	$(1,451)	$(60)	$748	$639	$(320)	$(153)	$9,754
Long-lived assets	5,986	806	1,115	4,847	1,002	—	173	97	685	—	14,711
Net assets	82,004	19,643	26,245	9,253	3,165	19,364	2,380	2,229	2,472	(71,983)	94,772

	For the Year Ended December 31, 2002(2)(3)
	United			United
	States	Netherlands	France	Kingdom	Europe	China	Japan	Asia-Pacific	Elimination	Consolidated
Sales to unaffiliated customers	$102,423	$4,972	$3,135	$3,060	$1,666	$3,753	$3,599	$3,444	$—	$126,052
Transfers between geographic areas	4,717	5,956	241	—	—	417	—	13	(11,344)	—

Revenues	$107,140	$10,928	$3,376	$3,060	$1,666	$4,170	$3,599	$3,457	$(11,344)	$126,052

Operating income (loss)	$(6,554)	$1,849	$(930)	$(1,617)	$(1,096)	$610	$795	$(955)	$(240)	$(8,138)
Long-lived assets	8,422	1,798	4,342	1,052	—	166	83	506	—	16,369
Net assets	76,473	22,958	7,669	3,350	22,914	1,693	2,095	732	(55,504)	82,380

RAINBOW TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003

	For the Year Ended December 31, 2001(2)(3)
	United			United
	States	Netherlands	France	Kingdom	Europe	China	Japan	Asia-Pacific	Elimination	Consolidated
Sales to unaffiliated customers	$98,918	$7,532	$3,653	$3,563	$2,213	$3,422	$1,378	$2,218	$—	$122,897
Transfers between geographic areas	11,943	6,419	324	—	—	398	—	—	(19,084)	—

Revenues	$110,861	$13,951	$3,977	$3,563	$2,213	$3,820	$1,378	$2,218	$(19,084)	$122,897

Operating income (loss)	$(22,364)	$2,350	$(1,836)	$(2,129)	$(1,038)	$529	$571	$6	$(1,022)	$(24,933)
Long-lived assets	11,832	2,662	3,891	1,047	60	165	33	365	—	20,055
Net assets	116,827	22,710	6,631	3,909	3,989	2,250	2,242	(184)	(41,635)	116,739

(1)	Geographic information for Europe encompasses the Company’s operations in Germany while Asia-Pacific encompasses the Company’s operations in Taiwan, Australia and India.

(2)	Geographic information for Europe encompasses the Company’s operations in Germany and Russia while Asia-Pacific encompasses the Company’s operations in Taiwan, Australia and India.

(3)	Geographic information for United States for Long-Lived Assets and Net Assets include discontinued operations relating to Spectria.

     In determining operating income for each geographic area, sales and purchases between geographic areas have been accounted for on the basis of internal transfer prices established by the Company.

14. Investment in IAS LLC

     In August 2003, the Company (specifically its Secure Communications segment) and Trusted Ware Systems, Inc. formed a Limited Liability Corporation named IAS LLC (“IAS”). IAS was created to develop emerging trusted computing technologies and products for the U.S. Government. The Company invested $0.3 million in exchange for a 30% interest. The other members of IAS contributed technology with an estimated fair value of $0.8 million.

     Under the provisions of FIN 46, the Company determined that IAS was a variable interest entity and the Company was the primary beneficiary. As a result, the Company has consolidated the financial results of IAS since its formation. The creditors of IAS have no recourse to the general credit of the Company.

     The Company may make, at its discretion, additional capital contributions in exchange for additional ownership interest, not to exceed 49%, based on the estimated fair value of IAS at the time of the contribution. The Company also has first right of refusal with respect to participation in any proposed intellectual property or product design or development project. This participation is defined as any marketing, manufacturing, other service, or funding to be provided by a third party. If production and distribution of one or more products is developed through August 2005, the Company will use its reasonable efforts to conduct the manufacture and marketing of the products for no compensation other than reimbursement for payments to third parties.

15. Subsequent Events

     On March 15, 2004, SafeNet, Inc. acquired 100% of the outstanding common shares of the Company in accordance with an Agreement and Plan of Reorganization dated October 22, 2003.

     On April 5, 2004, pursuant to a mediation, the Company entered into a Settlement Agreement with AT Systems, Inc. The settlement expense of $0.4 million was included in the results of operations during the year ended December 31, 2003.